                                                                      EXHIBIT 11

                           THE FLORSHEIM SHOE COMPANY

           STATEMENT RE COMPUTATION OF NET EARNINGS PER COMMON SHARE

                                                               THREE MONTHS           THREE MONTHS
                                                                  ENDED                  ENDED
                                                            SEPTEMBER 30, 1995     SEPTEMBER 28, 1996
                                                            ------------------     ------------------
Weighted average common shares during the period........        8,346,051              8,346,051
Common shares issuable on exercise of stock options.....               --(1)              44,160(2)
                                                                 --------               --------
Weighted average common and common equivalent shares
  outstanding...........................................        8,346,051              8,390,211
                                                                 ========               ========

(1) Common stock options were not included since the exercise of which would have had an antidilutive effect on the net loss per share.

(2) Includes common stock options, the exercise of which would result in dilution of net earnings per share. If the average common stock price was higher than the common stock option exercise price during the period, common stock options were considered as exercised and the proceeds assumed to be used to purchase common stock at the average common stock market price.

                                                                      EXHIBIT 11

                           THE FLORSHEIM SHOE COMPANY

           STATEMENT RE COMPUTATION OF NET EARNINGS PER COMMON SHARE

                                                                 NINE MONTHS          NINE MONTHS
                                                                    ENDED                ENDED
                                                              SEPTEMBER 30, 1995   SEPTEMBER 28, 1996
                                                              ------------------   ------------------
Weighted average common shares during the period............      8,346,051            8,346,051
Common shares issuable on exercise of stock options.........             --(1)                --(1)
                                                                  ---------            ---------
Weighted average common and common equivalent shares
  outstanding...............................................      8,346,051            8,346,051
                                                                  =========            =========

(1) Common stock options were not included since the exercise of which would have had an antidilutive effect on the net loss per share.